                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.    )

Filed by the Registrant                      /x/

Filed by a Party other than the Registrant   / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           FIRST SECURITY CORPORATION
                (Name of Registrant as Specified In Its Charter)

                                     (SAME)
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:  n/a
     2)   Aggregate number of securities to which transaction applies:  n/a
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1) n/a
     4)   Proposed maximum aggregate value of transaction:
                               __________________

(1)Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:                           n/a
     2)   Form, Schedule or Registration Statement No.:     n/a
     3)   Filing Party:                                     n/a
     4)   Date Filed:                                       n/a

                           FIRST SECURITY CORPORATION
                              79 SOUTH MAIN STREET
                           SALT LAKE CITY, UTAH  84111

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 TO BE HELD MONDAY, APRIL 24, 1995 AT 3:00 P.M.

     Pursuant to the Bylaws of First Security Corporation ("the Company"), we are pleased to invite all of the Company's Shareholders to the Company's Annual Shareholders Meeting, which will be held in the Auditorium of the Utah Power & Light Company building located at 40 East First South Street, Salt Lake City, Utah on Monday, April 24, 1995, at 3:00 p.m. for the following purposes:

     1.   TO ELECT A BOARD OF DIRECTORS TO SERVE FOR THE ENSUING YEAR;

     2. TO CONSIDER AND VOTE ON THE PROPOSED 1994 EMPLOYEE STOCK PURCHASE PLAN, WHICH WILL PROVIDE MANAGEMENT WITH THE AUTHORITY TO GRANT EMPLOYEES THE RIGHT TO PURCHASE UP TO AN AGGREGATE OF 1,000,000 SHARES OF THE COMPANY'S COMMON STOCK THROUGH GENERAL OFFERINGS AT FAIR MARKET VALUE MADE FROM TIME TO TIME DURING THE TERM OF THE PLAN.

     3. TO CONSIDER AND VOTE ON THE PROPOSED 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, WHICH ESTABLISHES A MECHANISM FOR THE AUTOMATIC GRANT OF STOCK OPTIONS, WITH EXERCISE PRICES AT FAIR MARKET VALUE AS OF THE DATE OF GRANT, TO NON-EMPLOYEE DIRECTORS OF THE COMPANY ON A PERIODIC BASIS, AND WHICH RESERVES AN AGGREGATE OF 500,000 SHARES OF THE COMPANY'S COMMON STOCK FOR OPTION EXERCISES BY NON-EMPLOYEE DIRECTORS UNDER THE TERMS OF THE PLAN.

     4. TO CONSIDER AND VOTE ON AMENDMENTS TO THE INCENTIVE SAVINGS PLAN, INCLUDING AN AMENDMENT WHICH WILL CREATE AN EMPLOYEE STOCK OWNERSHIP PLAN (ESOP) WITHIN THE PLAN, AND AMENDMENTS TO EXPAND THE AVAILABLE CHOICES FOR EMPLOYEE-DIRECTED INVESTMENT UNDER THE PLAN.

     5. TO TRANSACT SUCH OTHER BUSINESS AS MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The close of business on Monday, March 6, 1995, was fixed by the Board of Directors as the Record Date for the determination of the Shareholders entitled to notice of, and to vote at the 1995 Annual Meeting. In accordance with Delaware law, a list of the Company's Shareholders entitled to vote at the 1995 Annual Meeting will be available for examination at the offices of the Company, 2nd Floor, 79 South Main Street, Salt Lake City, Utah 84111, for ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the Annual Meeting.

     The 1995 Annual Meeting is expected to conclude before 4:30 p.m. so that a Board of Directors meeting can be held in the afternoon. We hope you will attend the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE IMMEDIATELY SIGN AND COMPLETE THE ENCLOSED PROXY DESIGNATION AND INSTRUCTION CARD ("PROXY") AND RETURN IT IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF A PROXY IS MAILED IN THE UNITED STATES. IF YOU OWN BOTH COMMON STOCK AND CUMULATIVE CONVERTIBLE PREFERRED STOCK, PLEASE SIGN AND RETURN BOTH PROXIES. IF A MAJORITY OF OUTSTANDING SHARES ARE NOT PRESENT AT THE MEETING EITHER IN PERSON OR BY PROXY, THE MEETING MUST BE ADJOURNED WITHOUT CONDUCTING BUSINESS, AND ADDITIONAL EXPENSE WILL BE INCURRED TO RESOLICIT THE SHAREHOLDERS FOR A NEW MEETING DATE.

     Sent to you with this Notice and the accompanying Proxy Statement is the Company's 1994 Annual Report to Shareholders, which contains the audited financial statements of the Company and certain other information about the Company and its 1994 operating results.

                                   BY ORDER OF THE BOARD OF DIRECTORS
Dated March 15, 1995
                                   /s/ ALONZO W. WATSON, JR.
                                   -------------------------
                                   ALONZO W. WATSON, JR.
                                   Secretary of the Company

                                     [Logo]


                                 PROXY STATEMENT

                                 March 15, 1995

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

GENERAL INFORMATION FOR SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . 1
LAST YEAR'S (April 25, 1994) ANNUAL MEETING. . . . . . . . . . . . . . . . . . 4
INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
MANAGEMENT OF THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
     Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . 5
     Executive Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
COMPENSATION OF MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . 8
     Compensation Committee Report on Executive Compensation . . . . . . . . . 8
     Summary of Compensation To Certain Executive Officers . . . . . . . . .  10
     Stock Options and Similar Awards to Management. . . . . . . . . . . . . .12
     Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . .13
     Compensation Committee Interlocks and Insider Participation . . . . . . .14
CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS . . . . . . . . . . . .14
     Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
     Other Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . .15
     Severance Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .  15
COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK. . . . . . . . . . . . .16
PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
PROPOSALS FOR SHAREHOLDER ACTION . . . . . . . . . . . . . . . . . . . . . . .18
     1.   Election of Directors. . . . . . . . . . . . . . . . . . . . . . . .18
     2.   Proposed Approval of 1994 Employee Stock Purchase Plan . . . . . . .22
     3.   Proposed Approval of 1995 Non-Employee Director Stock Option Plan. .24
     4. Proposed Approval of Amendments to the Incentive Savings Plan, including the creation of an Employee Stock Ownership Plan (ESOP).27

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
DEADLINE FOR SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING . . . . . . . . . .32



                      GENERAL INFORMATION FOR SHAREHOLDERS
                      ------------------------------------

     This Proxy Statement is furnished to its Shareholders by First Security Corporation, a Delaware corporation (hereinafter called the "Company"), in connection with the solicitation by the current Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held in the Auditorium of the Utah Power building at 40 East First South Street, Salt Lake City, Utah, on Monday, April 24, 1995 at 3:00 p.m., and at any and all adjournments thereof.

     A Proxy Designation and Instruction Card ("Proxy" "or Proxy Card") for your use in connection with the Annual Meeting is enclosed. If you own BOTH Common Stock and Cumulative Convertible Preferred Stock, you should have received TWO Proxy Cards and you are requested to date and sign BOTH of these Proxy Cards, and return them in the envelope provided.


VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 6, 1995 as the RECORD DATE for determination of shareholders entitled to notice of and to vote at the 1995 Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 49,934,680 shares of Common Stock and 11,644 shares of $3.15 Series "A" Cumulative Convertible Preferred Stock ("Preferred Stock"). The holders of record of the shares of the Company's Common Stock and of shares of the Company's Preferred Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

     As of August 28, 1989, the Company adopted a Shareholder Rights Agreement ("the Plan") and the Board of Directors of the Company on that date (a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $44.44 per unit. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company in accordance with the terms of the Plan.


PROXIES

     Shares of Preferred Stock and Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed Proxies will be voted in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the Director nominees; FOR the approval of the 1994 Employee Stock Purchase Plan, the 1995 Non-Employee Director Stock Option Plan and the amendments to the Incentive Savings Plan; and, in the discretion of the designated Proxy holders, as to any other matters which may properly come before the Annual Meeting.

     ANY SHAREHOLDER SIGNING AND DELIVERING A PROXY HAS THE POWER TO REVOKE IT AT ANY TIME BEFORE THE VOTE AT THE ANNUAL MEETING BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING PRIOR TO 3:00 P.M. M.S.T. ON APRIL 24, 1995, BY SIGNING AND DATING A LATER PROXY AND SUBMITTING THE NEW PROXY IN TIME TO BE COUNTED FOR THE ANNUAL MEETING, OR BY VOICING SUCH REVOCATION IN PERSON AT THE ANNUAL MEETING AT THE TIME VOTES ARE REQUESTED.

     If a Shareholder wishes to designate someone other than the designated persons named on the Proxy Card as his authorized agent to vote at the 1995 Annual Meeting, you may do so by crossing out the names of all of the designated persons printed on the Proxy Card and by writing in the name of another person or persons (not more than 2) to act as agent for the Shareholder in voting his shares. Such a special designation signed by the Shareholder(s) must be presented at the Annual Meeting by the person or persons you have designated on the Proxy Card.

     For Shareholders participating in the DIVIDEND REINVESTMENT PLAN offered by the Company, the Plan will vote all shares of First Security Common Stock that it holds for a participant's account in accordance with the Proxy Card returned by the participant with respect to the shares of Common Stock which the participant holds of record. If a participant in the Dividend Reinvestment Plan fails to sign and return a Proxy Card, the participant's shares held in the Plan will not be voted at all, nor will they be considered present at the 1995 Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement and related materials will be borne by the Company. The solicitation of Proxies by the Directors is being made by mail, and may also be made by agents of the Company, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Non-employee agents may be retained to assist in the Proxy solicitation process at a cost to the Company, if any, not expected to exceed $25,000. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding Proxy Cards and this Proxy Statement to Shareholders.

     This Proxy Statement and the enclosed form of Proxy are being mailed to Shareholders beginning on March 22, 1995. Mailed together with this Proxy Statement is a copy of the Company's 1994 Annual Report to Shareholders. SHAREHOLDERS WHO DO NOT RECEIVE A COPY OF THE 1994 ANNUAL REPORT WITH THIS PROXY STATEMENT, OR WHO DESIRE EXTRA COPIES, SHOULD CONTACT THE COMPANY AT (801) 246-5706.


VOTES REQUIRED FOR ACTION TO BE TAKEN AT THE 1995 ANNUAL MEETING

     A majority of the share votes entitled to be cast at the Annual Meeting (legal ownership of outstanding shares as of the Record Date) must be present in person or by Proxy for a quorum to exist at the Annual Meeting. Abstentions and broker non-votes are counted "present" for determining the presence or absence of a quorum for the transaction of business.

     In the election of Directors, the twenty (20) nominees receiving the highest number of votes cast in their favor will be elected as the Board of Directors of the Company for the 1995-96 period until the 1996 Annual Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors.

     The proposed approvals of the 1994 Employee Stock Purchase Plan, the 1995 Non-Employee Director Stock Option Plan, and the amendments to the Incentive Savings Plan, including the creation of an ESOP, require that a majority of the shares present and entitled to vote at the meeting vote in favor of these plan proposals. Abstentions and broker non-votes will be counted as a "no" vote with respect to these proposals, and could thereby affect the outcome of the vote on these proposals.

     Holders of shares of Preferred Stock and Common Stock are entitled to one vote at the Annual Meeting for each share held of record at the Record Date.


                   LAST YEAR'S (APRIL 25, 1994) ANNUAL MEETING

     The 1994 Annual Meeting of the Shareholders was held on April 25, 1994 in Salt Lake City, Utah. There were 40,813,379 shares of Common Stock and 7,771 shares of Preferred Stock represented at the 1994 Annual Meeting in person or by proxy, which shares constituted a legal quorum. Each of the nominees to the Board of Directors presented to the 1994 Annual Meeting was voted upon separately, and each was elected by the affirmative vote of more than 98.7% of the shares present and voting. The proposal to increase the number of authorized shares of common stock (par value $1.25) available under the Comprehensive Management Incentive Plan was also approved by the vote of more than 85% of the shares present and voting at the 1994 Annual Meeting.

                              INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche as the independent auditors to examine the accounts of the Company and its subsidiaries for the 1995 calendar year. This firm or a predecessor firm has audited the Company's accounts since at least 1940 and is one of the largest and best known firms of independent certified public accountants. Deloitte & Touche rotates its personnel assigned to First Security Corporation at least once every five years, with assignments beyond three years of supervising partners responsible for the First Security Corporation engagement reviewed and approved in advance by the Audit Committee. A partner in Deloitte & Touche will be in attendance at the 1995 Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from Shareholders.


                             PRINCIPAL SHAREHOLDERS

     The following TABLE 1 provides information with respect to any person known to the Company to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Company's voting securities as of the Record Date:

                                     TABLE 1
                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

                                   Title of            Amount and Nature of                    Percent
     Name and Address               Class              Beneficial Ownership                    of Class
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
                                   Common    2,938,400 shares,(1) in connection with managed    5.89%
  The Capital Group Companies      Stock     investment funds
  Companies, Inc. and Capital
  Research Management Company
- -------------------------------------------------------------------------------------------------------
  First Security Bank of Utah,     Common    5,127,659.1 shares,(2) as Trustee of separate     10.27%
  N.A. Trust Group                 Stock     trust accounts
  79 South Main Street
  Salt Lake City, UT 84111
- -------------------------------------------------------------------------------------------------------


                                       -5-

- -------------------------------------------------------------------------------
(1) CAPITAL RESEARCH AND MANAGEMENT COMPANY, A REGISTERED INVESTMENT ADVISOR, AND AN OPERATING SUBSIDIARY OF THE CAPITAL GROUP COMPANIES, INC., EXERCISED AS
OF DECEMBER 31, 1994, INVESTMENT DISCRETION WITH RESPECT TO 2,938,400 SHARES, OR 5.89% OF THE OUTSTANDING SHARES OF THE CLASS,WHICH WERE OWNED BY VARIOUS INSTITUTIONAL INVESTORS. SAID SUBSIDIARY HAS NO POWER TO DIRECT THE VOTE OF THE ABOVE SHARES.

(2) OF THE 5,127,659.1 SHARES WHICH THE TRUST GROUP OF FIRST SECURITY BANK OF UTAH, N.A. HOLDS IN VARIOUS FIDUCIARY CAPACITIES, IT HAS VOTING POWER OVER 4,664,578.9 SHARES (9.34% OF THE TOTAL OUTSTANDING SHARES) AND NO POWER TO VOTE THE REMAINING 463,080.2 SHARES.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                            MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS

     The business of the Company is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies, for the overall performance of the Company and for the election and compensation of officers of the Company. It is not, however, involved in managing the Company and its operating units on a day-to-day basis. The Board is kept advised of the Company's operations and results through regular written reports from, and discussions with, the Chairman, the President, the Chief Financial Officer and other executive officers of the Company.

     The Board of Directors meets regularly during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Executive officers responsible for significant operations or supervisory activities are frequently invited to meet with the Board of Directors to discuss their areas of responsibility.

     As disclosed to the Company, the Board of Directors as presently constituted (including any new nominees to be voted on for the first time at the 1995 Annual Meeting) beneficially own AS A GROUP 2,793,076.2 shares, or approximately 5.6% of the Company's outstanding Common Stock as of the Record Date, including 617,057 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date, and including 23,456.7 shares beneficially owned by the three (3) Honorary Directors as a group.

     The Board of Directors held six (6) meetings during 1994. All Directors attended all of the meetings of the Board except Howard W. Hunter, Karen Huntsman and Joseph G. Maloof, who each attended five (5) of the meetings, and Thomas D. Dee, who attended four (4) of the meetings.

     The Company's Board of Directors mourns the death in March 1995 of President Howard W. Hunter of the Church of Jesus Christ of Latter-Day Saints, a long time and faithful Director of the Company. President Hunter was a gifted corporate lawyer in Southern California before assuming his ecclesiastical responsibilities, and he was a source of strength and inspiration to millions worldwide, as well as an able business counsellor. His counsel and support will be greatly missed.

     During 1994, Kendall D. Garff resigned from the Board and became an Honorary Director. Robert H. Garff, the son of Kendall Garff, was elected as a Director by action of the Board on January 23, 1995.

     The EXECUTIVE COMMITTEE of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Company between Board of Directors meetings or when the Board could not reasonably or timely be convened. The Executive Committee also serves as the Board's nominating committee for the election of Directors. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met thirteen (13) times during 1994. Messrs. Beardall and Eccles attended all of the meetings, Messrs. Evans, Heiner and Parker attended twelve (12) of the meetings, and Messrs. Brady and Dee attended eleven (11) of the meetings.

     The AUDIT COMMITTEE of the Board, which met four (4) times during 1994, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of the Company. All members of the Audit Committee attended all of the scheduled meetings, except Mr. Ashton, who attended only one(1) meeting. Mr. Ashton passed away in 1994 and was not replaced on the Audit Committee.

     The COMPENSATION COMMITTEE administers the various incentive award and equity plans of the Company on behalf of the Board of Directors. The Compensation Committee also determines compensation for the Executive Officers of the Company who serve on the Management

Committee (Messrs. Eccles, Evans, King, McMurray, Nelson, and Ulbrich). The Compensation Committee met once during 1994. All members of the Committee attended this meeting.

     HONORARY DIRECTORS are provided information about the Company on the same basis as regular Directors, and are invited to meetings of the Board of Directors, although Honorary Directors do not vote on any matter before the Board. Currently Kendall D. Garff, Dr. Chase N. Petersen, and James E. Phelps are serving as Honorary Directors of the Company. These persons beneficially owned 5,260.7 shares, 225 shares, and 17,971 shares, respectively, of the Company's Common Stock at year end 1994.

     The Company mourns the passing of Val Browning, a longtime Director and Honorary Director, during 1994; and the passing of Ralph J. Comstock, a long-time Director and Honorary Director, in February 1995. Val Browning's counsel and support will be greatly missed. Ralph Comstock was a life-long First Security contributor, having retired as Chairman and Chief Executive Officer of First Security Bank of Idaho, N.A. His friendship and value to the Corporation in Idaho will be sorely missed.


DIRECTOR COMPENSATION

     During 1994, a cash retainer of $12,000 was paid to each Director, as well as a $1,000 fee for attendance at each meeting of the Board of Directors (or a fee of $300.00 for each scheduled meeting not attended). Director compensation is paid in four quarterly installments in arrears to those Directors who do not defer their compensation, as described below, but the full amount of the retainer is paid in advance at the start of the year for those Directors who defer their compensation as described below. Messrs. Eccles and Evans do not receive the annual retainer, but they are paid the per meeting fees. The Bylaws permit payment of Directors' expenses incurred in travelling to and attending Board of Directors meetings.

     Directors of the Company who are not Executive Officers may enter into a compensation deferral agreement with the Company whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director may be deferred and held in an account for the benefit of the Director. The Director may choose whether this deferred compensation will be invested in "stock equivalency units" or earn interest at a predetermined rate. A Director selecting "stock equivalency units" will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation in the Director's account on the Annual Evaluation Date (usually May 1) by the market price of the Company's common stock on that date.
Moreover, additions are made to the Director's account to represent the value of dividends that otherwise would be paid on the stock equivalent units if they were actual shares of common stock. A Director electing to earn interest only will have interest added annually on the Valuation Date at a rate equal to the Company's cost of funds for the applicable period. Directors may choose a lump sum cash distribution upon retirement from the Board of Directors or a periodic distribution program which could involve up to ten annual cash payment installments. Amounts remaining in a Director's deferral account during any term of periodic distributions will continue to be revalued annually.

     Additional per meeting fees of $1,000 were paid in 1994 to Directors who were members of the Audit Committee and the Compensation Committee, with the Chairmen of these committees being paid an annual retainer of $2,000 in addition to the per meeting fees. Directors who were members of the Executive Committee and who are not Executive Officers of the Company were paid an additional fee of $15,000 annually. Committee members who do not attend a meeting will get no compensation for the missed committee meeting. These additional fees for Directors' committee service may be deferred in the same manner (discussed above) as are regular Directors' fees.

     Honorary Directors are paid $1,000 per Board of Directors' Meeting that they attend and $300 per Directors' Meeting not attended.

EXECUTIVE OFFICERS

     Set forth on TABLE 2, below, are the names, ages, primary areas of responsibility, and economic and beneficial stock ownership (as of December 31, 1994) of the Company's Executive Officers EXCEPT Messrs. Eccles (Chairman and Chief Executive Officer) and Evans (President and Chief Operating Officer), whose biographical and share ownership information is found with the other Director nominees later in this Proxy Statement. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, certain Executive Officers have entered into agreements governing the termination of their employment with the Company.

                                     TABLE 2
                EXECUTIVE OFFICERS OF FIRST SECURITY CORPORATION
                ------------------------------------------------

JAY S. BACHMAN, 45, is Senior Vice President and Treasurer. At year end 1994, Mr. Bachman was the beneficial owner of 6,416 shares of Common Stock, including 4,235 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 1,105 shares held in his account in the Company's Incentive Savings Plan(1).

BRAD D. HARDY, 41, is Assistant Secretary of the Company and is a Director of Ray, Quinney & Nebeker (law firm). At year end 1994, Mr. Hardy beneficially owned 200 shares of Common Stock.

T. EUGENE KING, 61, is an Executive Vice President of the Company and is also Chairman, President and Chief Executive Officer of First Security Service Company, and is a member of the Company's Management Committee. At year end 1994, he was the beneficial owner of 89,330 shares of Common Stock, including 74,601.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 4,728.5 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.18% of the total outstanding shares of Common Stock at the Record Date.

KELLY K. MATTHEWS, 50, is Senior Vice President (Economist). At year end 1994, Mr. Matthews was the beneficial owner of 26,985 shares of Common Stock, including 17,049 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,355 shares held in his account in the Company's Incentive Savings Plan.

J. PATRICK MCMURRAY, 46, is Executive Vice President of the Company, and also serves as Chairman, President and Chief Executive Officer of First Security Bank of Idaho, as Chairman of First Security Bank of Nevada, and as a member of the Company's Management Committee. At year end 1994, he was the beneficial owner of 93,591 shares of Common Stock, including 81,658 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 6,999 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.19% of the total outstanding shares of Common Stock at the Record Date.

L. SCOTT NELSON, 56, is Executive Vice President of the Company, and also serves as Chairman, President and Chief Executive Officer of First Security Bank of Utah, Chairman of First Security Bank of New Mexico, and as a member of the Company's Management Committee. At year end 1994, he was the beneficial owner of 159,555.5 shares of Common Stock including certain shares held by Mr. Nelson's spouse in her own name, and including 152,734 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,232 shares held in his account in the Company's Incentive Savings Plan. This amount is approximately 0.32% of the total outstanding shares of Common Stock at the Record Date.

LESLIE F. PASKETT, 50, is Senior Vice President and Tax Officer. At year end 1994, he was the beneficial owner of 18,991 shares of Common Stock, including 15,678.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 2,230 shares held in his account in the Company's Incentive Savings Plan.

DENNIS G. REEVES, 55, is Senior Vice President and Audit Director of the Company. He previously was a Vice President and accounting manager in the Comptroller's Division of the Company. At year end 1994, Mr. Reeves was the beneficial owner of 813 shares of Common Stock, including 448 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 265 shares held in his account in the Company's Incentive Savings Plan.

JOHN L. RUDISILL, 38, was elected on February 21, 1995 as Senior Vice President and Director of the Company's Mutual Funds Center. Prior to this election, he was Executive Vice President and Manager of the Trust Group at First Security Bank of New Mexico. Prior to that, Mr. Rudisill was Executive Vice President and Manager of the Trust Group at The First National Bank in Albuquerque. At year end 1994, Mr. Rudisill was the beneficial owner of 835 shares of Common Stock, including 704 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 48 shares held in his account in the Company's Incentive Savings Plan.



     --------------------
          (1)Shares held in the Incentive Savings Plan are beneficially owned under applicable legal definition, but are not voted by the officer under the current plan provisions. These shares are voted by the Plan Trustee, First Security Bank of Utah, N.A.

SCOTT C. ULBRICH, 40, is Executive Vice President and Chief Financial Officer of the Company, and is a member of the Company's Management Committee. At year end 1994, he was the beneficial owner of 32,800.5 shares of Common Stock, including 29,910.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 474 shares held in his account in the Company's Incentive Savings Plan.

GARY R. VANCE, 59, is Senior Vice President and Comptroller. At year end 1994, he was the beneficial owner of 31,178 shares of Common Stock, including 26,761.5 options shares exercisable within 60 days of the Record Date, but not yet exercised, and 3,479 shares held in his account in the Company's Incentive Savings Plan.

ALONZO W. WATSON, JR., 72, is Secretary of the Company, and is a Director of Ray, Quinney & Nebeker (law firm). At year end 1994, he was the beneficial owner of 1,450 shares of Common Stock, which does not include 191,290.7664 shares as to which Mr. Watson holds voting and investment power as Personal Representative of the Estate of Mrs. George S. Eccles; does not include 1,044,092 shares held by the George S. and Dolores Dore Eccles Foundation, of which Mr. Watson is a director; or 60,750 shares held by the Marriner S. Eccles Charitable Trust, of which Mr. Watson is a Director; or 148,000 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Watson serves as a Director and disclaims beneficial ownership; but does include certain shares held by Mr. Watson's spouse in her own name.

DAVID R. WILSON, 55, is Executive Vice President and Manager of the Company's Capital Markets operations. At year end 1994, he was the beneficial owner of 22,666 shares of Common Stock including 19,932.5 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 1,725 shares held in his account in the Company's Incentive Savings Plan.

     Based on their disclosed share holdings at December 31, 1994, all of the Company's Executive Officers as a group (15 persons, including Messrs. Eccles and Evans, whose stockholdings are described in the Election of Directors section, below), beneficially owned a total of 2,494,313.5 shares, or approximately 5%, of the Company's Common Stock (including 1,040,770 shares subject to unexercised options exercisable within 60 days of the Record Date), 50,373 shares held in accounts in the Company's Incentive Savings Plan, and 63 shares, or approximately 0.54%, of the Company's Preferred Stock, all percentages calculated as of the Record Date.


                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

     Set out in TABLE 3, below, is a Summary Compensation Table showing the various elements of compensation paid during 1994 and during the previous two years to the Company's Chief Executive Officer and to the next four highest paid Executive Officers (determined by compensation levels during 1994):

                                     TABLE 3
                           SUMMARY COMPENSATION TABLE

                                              Annual Compensation             Long-Term Compensation
                                                                                      Awards
- -----------------------------------------------------------------------------------------------------------------------------
                 Name                                                         Restricted                 All Other
                  and                                                           Stock     Options/       Compensation(4)
               Principal                     Salary(1)         Bonus(2)        Award(s)    SARs(3)            ($)
               Position              Year       ($)              ($)             ($)        (#)
- ----------------------------------------------------------------------------------------------------------------------------
  SPENCER F.ECCLES, Chairman and     1994     515,915          192,941          -0-       53,952         26,564
  Chief Executive Officer of the     1993     467,450          280,404          -0-       59,648         20,794
  Company                            1992     431,222          318,306          -0-       50,176         18,236


  MORGAN J. EVANS, President and     1994     344,001          115,587          -0-       28,160         23,894
  Chief Operating Officer of the     1993     296,736          162,445          -0-       32,000         12,715
  Company                            1992     260,509          178,665          -0-       26,944         12,403


  L. SCOTT NELSON,                   1994     276,706          115,307          -0-       22,784         15,286
  Executive Vice President of the    1993     248,641          145,604          -0-       27,136         10,110
  Company and Chairman,              1992     245,702          136,814          -0-       21,248         10,085
  President and Chief Executive
  Officer of
  First Security Bank of Utah


  J. PATRICK McMURRAY                1994     230,816           60,128          -0-       19,840         13,440
  Executive Vice President of the    1993     209,951          105,607          -0-       23,616          7,576
  Company and Chairman,              1992     199,027          117,965          -0-       11,648          7,398
  President and Chief Executive
  Officer of
  First Security Bank of Idaho


  T. EUGENE KING,                    1994     192,000           72,549          -0-       11,328          9,239
  Executive Vice President of the    1993     177,055           97,456          -0-       13,888         10,079
  Company and Chairman,              1992     173,682          104,590          -0-       10,112          9,760
  President
  and Chief Executive Officer of
  First Security Service Company

- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

(1)Includes Director's Fees paid by the Company or its affiliates, if applicable.

(2)Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Stock bonuses are valued at the market value on the date of receipt.

(3)First Security Corporation has never issued SARs.

(4)Amounts shown include premiums paid on insurance policies, contributions by the Company to the account of each of the named Executive Officers in the First Security Incentive Savings Plan, a 401(k) plan open to all full time employees of the Company, and contributions made by the Company to the deferred compensation accounts of these Executive Officers under a program open to all Executive Officers of the Company.

     Executive Officers may enter into a compensation deferral agreement with the Company whereby compensation otherwise receivable for service as an Executive Officer may be deferred and held in an account for the benefit of the Executive Officer. Under a mechanism substantially similar to that in the
Incentive Savings Plan (see description of this plan at page    , below), the
Company will match 50% of the Executive Officer's annual deferred amount up to a maximum of 3% of total compensation, and will add this amount to the Executive Officer's deferral account. The Executive Officer may choose whether this deferred compensation will be invested in "stock equivalency units" or earn interest at a predetermined rate. An Executive Officer selecting "stock equivalency units" will be credited with that number of "stock equivalency units" equal to the result of dividing the total amount of deferred compensation on the Quarterly Evaluation Date (last day of each quarter) by the market price of the Company's common stock on that date. Moreover, additions are made to the Executive Officer's account to represent the value of dividends that otherwise would be paid on the "stock equivalency units" if they were actual shares of stock. An Executive Officer electing to earn interest, will have interest added quarterly on the Valuation Date (last day of the quarter) at a rate equal to the yield on ten (10) year treasury securities plus 1%. Treasury yields will be measured as the average monthly yield each December, March, June and September, as published by the Federal Reserve. Such rate shall be effective for the quarter commencing three months later. Executive Officers using this deferred compensation option may choose a lump sum distribution upon death, disability or retirement, or in quarterly or annual installments over a period of up to twenty
(20) years. Amounts remaining in a deferral account during any term of periodic distributions will continue to be revalued quarterly. No switching between the stock equivalency units and the interest rate option will be permitted. All payouts to employees will be in cash.


STOCK OPTIONS AND SIMILAR AWARDS TO MANAGEMENT.

       The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in TABLE 3 during 1994 (TABLE 4) and exercises of options and similar awards by these Executive Officers during 1994 (TABLE 5):

                                     TABLE 4
             OPTION GRANTS TO CERTAIN EXECUTIVE OFFICERS DURING 1994

                                   INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------
                                             % of
                                             Total                                        Black-
                                        Options/SARs                                      Scholes
                          Options/SARs   Granted to        Exercise or                    Method
                            Granted     All Employees       Base Price     Expiration     Grant
          Name                (#)(1)    in Fiscal Year      ($/Sh)(2)         Date        Date Value (3)
- --------------------------------------------------------------------------------------------------------------
     Spencer F. Eccles        53,952         14.9%          24.75          11/22/2004       $461,331
     Morgan J. Evans          28,160          7.8%          24.75          11/22/2004        240,790
     L. Scott Nelson          22,784          6.3%          24.75          11/22/2004        194,821
     J. Patrick McMurray      19,840          5.5%          24.75          11/22/2004        169,647
     T. Eugene King           11,328          3.1%          24.75          11/22/2004         96,863
- --------------------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------------------

(1)The Company has never issued SARs. Options granted in 1994 vest in four (4) equal installments on January 15 of 1996, 1997, 1998 and 1999.

(2)The 1994 grants of options were awarded by the Compensation Committee on November 22, 1994. The exercise price is the "last sale" price quotation for First Security Corporation Common Stock on the last business day prior to that date.

(3)The Black-Scholes Model assumes: (a) stock volatility of 0.2559; (b) a risk-free interest rate of 7.94%; (c) a dividend rate of 3.35%; (d) a full 10-year term; and (e) no discount for risk of forfeiture or restrictions on transferability.

                                     TABLE 5
           OPTION EXERCISES BY CERTAIN EXECUTIVE OFFICERS DURING 1994
                           AND YEAR-END OPTION VALUES

                                                                                                    VALUE OF UNEXERCISED
                                                            UNEXERCISED SHARE OPTIONS          IN-THE-MONEY SHARE OPTIONS
- ----------------------------------------------------------------------------------------------------------------------------------
                                 SHARES
                                ACQUIRED          VALUE
            NAME               ON EXERCISE       REALIZED   EXERCISABLE         UNEXERCISABLE  EXERCISABLE         UNEXERCISABLE
- ----------------------------------------------------------------------------------------------------------------------------------
     Spencer F. Eccles                 0       $      0        442,438             151,232      $4,400,931                $ 0
- ----------------------------------------------------------------------------------------------------------------------------------
     Morgan J. Evans              10,000        196,111        132,427              80,368       1,158,583                  0
- ----------------------------------------------------------------------------------------------------------------------------------
     L. Scott Nelson                   0              0        140,638              65,856       1,358,621                  0
- ----------------------------------------------------------------------------------------------------------------------------------
     J. Patrick McMurray               0              0         72,842              52,192         722,114                  0
- ----------------------------------------------------------------------------------------------------------------------------------
     T. Eugene King               10,000        211,111         68,601              32,800         569,198                  0
- ----------------------------------------------------------------------------------------------------------------------------------

     TOTAL                        20,000       $407,222        856,946             382,448      $8,209,447                 $0

- ----------------------------------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------------------------------

     Stock options are awarded to key employees, including the named Executive Officers, upon recommendation of the Compensation Committee under the First Security Comprehensive Management Incentive Plan ("CMIP Plan"). Under this plan, the Company may grant key employees bonus shares of common stock, stock options, stock appreciation rights, and other equity-based incentive awards. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of the Company's common stock. The grant of options and bonus shares is also a key element of the Company's compensation policy for its senior managers. (SEE "Report of the Compensation Committee", below.)

     Under the CMIP Plan, shares of "Restricted Stock" may be granted to employees of the Company and its subsidiaries, including the five (5) Executive Officers named in Table 3, above. Shares of Restricted Stock have been awarded to Executive Officers of the Company in the past under the CMIP Plan and its predecessor plans. As of December 31, 1994, Messrs. Eccles, Evans, Nelson, McMurray and King held no shares of Restricted Stock. No shares of Restricted Stock were granted in 1994.


RETIREMENT BENEFITS.

     The Company provides a RETIREMENT PLAN to its employees, including to Executive Officers, that is funded by the Company. The Company also maintains an ERISA EXCESS PLAN which provides for payment to highly paid executive officers and their beneficiaries of that portion of otherwise payable benefits under the terms of the Retirement Plan which cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code. Executive Officers also have benefits available under a SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN which provides for the payment of a competitive level of retirement income to certain key managers in order to attract, retain and motivate qualified executive officers.

     TABLE 6, below, illustrates the estimated annual retirement benefits payable to the Executive Officers listed in TABLE 3, above, under ALL applicable retirement plans based on various assumptions of final compensation levels and service years upon which retirement benefits are based:

                                       -13


                                     TABLE 6
                               PENSION PLAN TABLE

- ---------------------------------------------------------------------------
                    Final                                   24 or More
                  Average       15 Years       20 Years          Years
                 Earnings     of Service     of Service     of Service
- ---------------------------------------------------------------------------
                 $150,000       $ 56,250       $ 75,000       $ 90,000
                  200,000         75,000        100,000        120,000
                  225,000         84,375        112,500        135,000
                  250,000         93,750        125,000        150,000
                  300,000        112,500        150,000        180,000
                  400,000        150,000        200,000        240,000
                  450,000        168,750        225,000        270,000
                  500,000        187,500        250,000        300,000
                  600,000        225,000        300,000        360,000
                  750,000        281,250        375,000        450,000
- ---------------------------------------------------------------------------
- ---------------------------------------------------------------------------


     The estimated retirement benefits shown in TABLE 6 are subject to reduction for Social Security payments received by the retiree and income from accumulated employer contributions to the Incentive Savings Plan. These benefits are computed on a joint survivor annuity basis.

     Compensation to Executive Officers for 1994 included in the earnings base for the purpose of calculating total retirement benefits as shown in TABLE 6 is equal to the three year final average salary including bonus. If they remain employed until they reach the age of 65, the years of credited service for the five named Executive Officers in Table 3 will be as follows: 38 years for Mr. Eccles, 39 years for Mr. Evans, 34 years for Mr. Nelson, 42 years for Mr. McMurray, and 40 years for Mr. King.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The Compensation Committee of the Board of Directors consists of five non-employee Directors. The Committee meets one or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of the Company who are members of the Company's Management Committee, including the 5 named officers in TABLE 3, above. The Committee met on November 22, 1994 and passed resolutions affecting base salary and both short-term and long-term incentive compensation for these Executive Officers.

TO THE SHAREHOLDERS OF FIRST SECURITY CORPORATION:

     The Compensation Committee annually reviews the elements of compensation for the Executive Officers of the Company who are members of the Company's Management Committee, and sets the level of compensation for these Executive Officers for the following year. The Committee is provided with detailed information and proposals from independent compensation consultants as well as from internal compensation specialists. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of the Company's Executives, including the Executive Officers subject to the Committee's review.

     Chief among these principles is that First Security will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Security's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes that this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of the Company.

                                       -14

     BASE SALARY. Executive Officer base salaries at First Security are managed using a structured approach. Each year, the Company participates in formal third-party compensation surveys that provide compensation statistics from over 175 financial institutions, both independent and affiliated, nationwide. Salary data from these surveys are carefully matched by position and adjusted for institutional size to provide a reliable measure of median executive officer salaries for comparable positions at comparable financial institutions.

     These market median salaries are used to establish salary ranges within which the Company's Executive Officers' base salaries may be periodically increased based on considerations of performance, experience, and internal equity. For 1995, executive salary midpoints were increased by approximately 2.3%. This movement places the overall structure slightly below the market median, as of January 1, 1995, as determined from job-by-job market comparisons derived from the compensation surveys. This modest increase was designed to keep executive base salaries below market levels in the aggregate, and is one of several steps recommended by FSC management to control expenses. It is intended that this deficiency to the market be made up through the opportunities presented in the performance-based, at-risk portions of the executive compensation program. (Participants in the two market surveys relied upon most heavily by the Company include 47 of the 50 companies represented in the KBW Index that is used in the cumulative stock performance comparison shown in TABLE 7, below.)

     The base salary for each Executive Officer is allowed to vary only within a 23% range determined by the appropriate market median salary for his/her position. One of the Company's key salary administration policies is that the market median represents the MAXIMUM base salary that any Executive Officer can be paid. The Committee believes it is necessary to maintain salaries within the designated ranges through periods of both strong and weak corporate performance if the Company is to attract and retain top quality executives. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through the short-term and long-term incentives.

          CHIEF EXECUTIVE OFFICER SALARY ACTION. The Committee approved an increase of 6.0% in Mr. Eccles' base salary to become effective January 1, 1995. This increase places Mr. Eccles' salary approximately 5.7% below the appropriate market median for his position. Mr. Eccles' salary was limited to this amount by the salary range midpoint established for 1995 and is actually somewhat low based on our judgment of his contributions and worth to the Company.

          OTHER NAMED EXECUTIVE OFFICERS. The other four Executive Officers named in TABLE 3 received increases averaging 9.1%, also effective January 1, 1995. This group's salaries are placed, on average, 3.2% below the market medians for these positions. Again these levels were set based on a combination of the salary range midpoints established for 1995 and our judgment of these Executive Officers' contributions and worth to the Company.

     SHORT-TERM INCENTIVES. All the named Executive Officers participate in the MANAGEMENT ANNUAL CASH INCENTIVE BONUS PLAN (MACIBP), which pays Executive Officers for achieving pre-set corporate and affiliate financial goals and, in some cases, for achieving specific individual or unit goals. In 1994, the MACIBP corporate performance measurement was divided equally between the Company's NET INCOME and the Company's RETURN ON AVERAGE ASSETS (ROAA). For net income, target performance represents the achievement of the annual business plan and is set as an absolute amount. The ROAA target is relative rather than absolute, and is defined as the mean 1994 ROAA of a select group of peer companies. Threshold performance for both net income and ROAA is set at 90% of the target. No bonus is paid in any category for which the performance result is below threshold. The Committee has approved the continuation of this plan for 1995 without changing the basic design or bonus opportunity levels.

          CHIEF EXECUTIVE OFFICER BONUS. Mr. Eccles is eligible to receive a bonus of up to 75% of his base salary for outstanding performance under MACIBP. Mr. Eccles' bonus is based entirely on the company's performance in the two performance measurement categories listed above. In 1994 the Company's performance was 3.02% below target for net income and 1.61% above target for ROAA. Accordingly, Mr. Eccles' earned a 1994 bonus equal to 51% of his maximum bonus opportunity, the bonus amount being entirely determined by the relationship of the performance results to the performance targets as stipulated by the terms of the MACIBP.

          OTHER NAMED EXECUTIVE OFFICERS. The other named Executive Officers may receive bonuses of up to 65% of their base salaries for outstanding performance under MACIBP. A minimum of 77% of each bonus is derived from some combination of corporate and affiliate net income and corporate ROAA. In 1994, the performance results for each of the named Executive Officers other than Mr. Eccles were below the maximums established by this Committee in all cases. Accordingly, the other named Executive Officers earned bonuses ranging from 37% to 61% of their maximum bonus opportunities.

     LONG-TERM INCENTIVES. In 1994, as in the prior four years, the Committee has awarded NON-STATUTORY STOCK OPTIONS (NSO's) as the only long-term incentive award for Executive Officers. The Committee determines the number of NSO's to be granted to approximately 80 Executive Officers and other managers under the Comprehensive Management Incentive Plan (CMIP). The size of these awards is determined by: 1) using information obtained from compensation surveys of comparable financial institutions to assign relative award levels between the different grades, or groups; 2) obtaining an approximate value for each option share awarded using the Black-Scholes model; and 3) adjusting the total number of options awarded until the total direct compensation (salary, bonus, and options) of this entire group approaches the 60th percentile of the appropriate market comparison group. 81 participants, including Mr. Eccles and the other Executive Officers named in TABLE 3, received stock option awards determined by this process.

          REPRICING OF OPTIONS. The Company has never repriced options (other than as a result of stock splits). The Compensation Committee has no such intention at this time.

          INTERNAL REVENUE CODE SECTION 162(M) MATTERS. No Executive Officer was compensated during the year in an amount that would be denied deductibility from the Company's federally taxable income under the operation of Section 162(m) of the Internal Revenue code of 1986, as amended. Not only was cash and other current compensation under $1,000,000 for each Executive Officer, but incentive awards were granted under plans that meet the requirements for exclusion from the compensation calculations under Section 162(m).

                              Thomas D. Dee II, Chair
                              Rodney H. Brady
                              U. Edwin Garrison
                              G. Frank Joklik
                              Arthur K. Smith


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs Garrison, Brady and Joklik, members of the Company's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowing and similar credit transactions with one or more of the Company's subsidiary banks during 1994. The terms of each of these transactions is believed by the Company to have been done in the ordinary course of the subsidiary bank's lending business, and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons. Specifically, Mr. Brady, Mr. Garrison and Mr. Joklik (through affiliated companies) had credit extensions and/or credit commitments during 1994 in excess of $10,000,000 but less than $20,000,000.

             CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

     The Company has purchased directors' and officers' liability and corporate reimbursement insurance on behalf of the Directors and Executive Officers of the Company, as well for most if not all officers and directors of the Company's subsidiaries, from Executive Management Associates, Inc. The current policy was effective on September 30, 1994 and will lapse on September 30, 1995. The annual premium for this period was $569,500, which was paid by the Company.

     This policy will indemnify and reimburse attorney fees and other legal action defense costs to Executive Officers and Directors of the Company in connection with claims made against them by third parties, including Shareholders' claims under certain circumstances.

CREDIT EXTENSIONS

     Most of the Directors and Executive Officers of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of the Company's subsidiary banks. During 1994, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features to the Company. Specifically, Messrs. Evans, King, Matthews, Nelson, Peterson, Reeves, Ulbrich and Wilson (or their affiliates) had credit extensions and/or credit commitments during 1994 in excess of $60,000 but less than $500,000; Messrs. Hardy and Watson (or their affiliates) had credit extensions and/or credit commitments of $500,000 or more but less than 1,000,000; Messrs. Brady, Sorenson (or their affiliates) had credit extensions and/or credit commitments during 1994 of $1,000,000 or more but not in excess of $5,000,000; Mrs. Hunstman, and Messrs. Haight and Heiner (or their affiliates) had credit extensions and/or credit commitments during 1994 of $5,000,000 or more but less than $10,000,000;
Messrs. Harris, Maloof and Parker (or their affiliates) had credit extensions and/or credit commitments during 1994 of $10,000,000 or more but less than $20,000,000; Messrs. Beardall, Bruce, Garrison, Kastler, and Steele (or their affiliates) had credit extensions and/or credit commitments during 1994 of $20,000,000 or more but less than $50,000,000; and Messrs. Eccles and Garff, (or their affiliates) had credit extensions and/or credit commitments during 1994 of $50,000,000 or more but less than $100,000,000. The Company's subsidiary banks expect to continue to have such transactions on similar terms with Directors and Executive Officers and their affiliates in the future.


OTHER TRANSACTIONS

     For 1994, the Company paid approximately $2.7 million in legal fees to a law firm of which Messrs. Watson and Hardy, the Secretary and Assistant Secretary of the Company respectively, are members.

     The Directors and Executive Officers of the Company are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Company's equity securities. This is a personal obligation of the Executive Officers and Directors. Based on information provided to the Company by its Directors and Executive Officers, it appears that all Directors and Executive Officers have timely filed these reports during 1994 except Mr. Maloof, who determined that he had filed an incomplete Form 3 upon his election to the Board of Directors, and promptly corrected this filing when the error was noticed during 1994.

SEVERANCE AGREEMENTS

     Messrs. Eccles, Evans, King, McMurray, Nelson and Ulbrich have entered into agreements with the Company providing that in the event of a "change of control" of the Company, or the Executive Officer's previous employer if different, if the Executive Officer is terminated without cause; or if the Executive Officer's duties are significantly changed, he is entitled to a special compensation payment equal to 36 multiplied by a calculation of the Executive Officer's then-regular monthly compensation plus his derived monthly bonus compensation. Such agreements are for three (3) year terms with automatic renewals for additional three (3) year renewal terms. These agreements also deal with any other termination of the employment of these officers with the Company, other than retirement. Payments received by these officers under these agreements will be offset by certain other payments to be received by these Executive Officers through other plans maintained by the Company.

     A SEVERANCE PAY PLAN is available to Executive Officers who do not have an employment contract providing benefits for certain involuntary terminations of employment. In case of certain involuntary terminations of employment, the basic benefit payable under this Plan is one week of pay for each year of service, up to a maximum of twenty-six weeks of then-current salary. In the event of a change of control of the Company (as defined in the Plan), the Board has authority to activate a provision to provide for those covered employees who have five or more years of service a benefit equal to two times the regular benefit under the Plan; additionally, certain classes of senior officers may receive an additional one month of compensation for each full $10,000 of compensation for a maximum severance payment of twenty-four months. This Plan is unfunded, and benefits will be paid out of general corporate funds.


              COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK

     Set out in TABLE 7, below, is a five year comparison and graphic display of the relative performance of $100 invested on January 1, 1990 in the Company's Common Stock and the same amount invested on the same day in the NASDAQ Broad Market Index and in the KBW 50 Index, respectively:

                                     TABLE 7
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(1)
                        AMONG FIRST SECURITY CORPORATION,
              THE NASDAQ BROAD MARKET INDEX AND THE KBW 50 INDEX(2)

- ----------------------------------------------------------------------------------------------------
                INDEX                   1989      1990      1991      1992      1993       1994
- ----------------------------------------------------------------------------------------------------
  First Security Corporation           100.00     80.18    146.73    216.39    211.06    193.77

  NASDAQ Broad Market Index            100.00     82.20    128.92    148.84    170.79    165.33

  KBW 50 Index                         100.00     71.80    113.64    144.81    152.83    144.73


                         5-YEAR CUMULATIVE MARKET INDEX


                                     [graph]







          (1)Total Return Assumes Quarterly Reinvestment of Dividends.

          (2)The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm specializing in the bank and thrift industry. This index is weighted according to market capitalization and is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. Dividends are assumed to be reinvested quarterly. First Security Corporation is included in the KBW 50.


                        PROPOSALS FOR SHAREHOLDER ACTION

ITEM NO. 1:  ELECTION OF DIRECTORS

     The Executive Committee of the Board serves as the nominating committee for the current Directors. Nominations for election as a Director also will be accepted from the floor by any Shareholder at the 1995 Annual Meeting. While no formal procedure exists with respect to nominations for Director outside of the Annual Meeting other than through the function of the Executive Committee as the Board's own nominating committee, Shareholders are free to write to the Executive Committee, c/o Alonzo W. Watson, Secretary, 79 South Main Street, Salt Lake City, Utah 84111 with any suggestions concerning nominations to the Board of Directors.

     The twenty (20) persons named in TABLE 8, below, will be placed in nomination by the Executive Committee of the Board of Directors for election as Directors of the Company at the 1995 Annual Meeting, to serve until the next Annual Meeting or until their successors are elected and qualified. The Bylaws of the Company provide for a Board of Directors of up to 35 members.

     ALL DULY SIGNED AND DELIVERED PROXIES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED BELOW IN THE ABSENCE OF CONTRARY DIRECTION. The Directors know of no reason why any nominee listed below may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1995 Annual Meeting through proxies WILL BE VOTED FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.

     If all twenty (20) nominees, listed below, are elected at the 1995 Annual Meeting, the composition of the new Board will be sixteen (16) Directors whose principal occupation or employment is and has been outside of First Security Corporation, two (2) Directors who are retired First Security Executive Officers, and two (2) Directors who are currently Executive Officers of the Company.

     All of the nominees except Mr. Robert H. Garff were elected to their present term of office by a vote of the Shareholders at the 1994 Annual Meeting. Mr. Garff was elected a Director by action of the Board of Directors on October 31, 1994.

     There is set forth below as to each of the twenty (20) nominees for election as a Director of the Company, his/her age, the year he/she first became a Director of the Company, his/her principal occupation, his/her business experience during the past five years, other material officerships or directorships in other companies held at this time, and beneficial stock ownership in the Company as of the Record Date. Directors serving on the Executive(*), Audit(+), or Compensation(#) Committees of the Board of Directors are also so identified:


                                     TABLE 8
                              NOMINEES FOR DIRECTOR

*+JAMES C. BEARDALL, 55, has been a Director of the Company since 1989 and is Chairman of the Board's Audit Committee. He is Chairman, President and Chief Executive Officer of Anderson Lumber Company. At year end 1993, Mr. Beardall was the beneficial owner of 900 shares of the Company's Common Stock.

*#RODNEY H. BRADY, 62, has been a Director of the Company since 1985. He is President and Chief Executive Officer of Bonneville International Corporation (broadcasting, radio and television). Mr. Brady is also a Director of Bergen Brunswig Corporation (pharmaceuticals), Smith's Food & Drug Centers, Inc., Deseret Mutual Benefit Association (employee benefit insurance) and Management Training Corporation (operator of training centers). At year end 1994, he beneficially owned 25,995 shares of the Company's Common Stock.

JAMES E. BRUCE, 74, has been a Director of the Company since 1983. He was the retired Chairman and Chief Executive Officer of Idaho Power Company. Mr. Bruce recently retired as a Director of Idaho Power Company and of Albertsons, Inc. (supermarkets). At year end 1994, Mr. Bruce beneficially owned 11,375 shares of the Company's Common Stock.

*#THOMAS D. DEE II, 74, has been a Director of the Company since 1976, and is Chairman of the Board's Compensation Committee. He is President of The Dee Company (investments). At year end 1994, Mr. Dee beneficially owned 67,500 shares of the Company's Common Stock.(1)

*SPENCER F. ECCLES, 60, has been a Director of the Company since 1967. He is Chairman and Chief Executive Officer of the Company and Chairman of the Executive Committee and of the Management Committee. Mr. Eccles is a Director of ZCMI, Anderson Lumber Company, and Union Pacific Corporation; and at year end 1994, he was the beneficial owner of 1,841,875.6 shares of the Company's Common Stock(2),(3) (including 469,894 option shares exercisable within 60 days but not yet exercised and 17,643.4 shares held in his account in the Company's Incentive Savings Plan), and 63 shares of the Company's Preferred Stock.

*MORGAN J. EVANS, 57, has been a director since 1991. He is President and Chief Operating Officer of the Company and is a member of the Company's Management Committee. At year end 1994, Mr. Evans was the beneficial owner of 167,626.9 shares of the Company's Common Stock, including 147,163 option shares exercisable within 60 days of the Record Date, but not yet exercised, and 5,088.9 shares held in his account in the Company's Incentive Savings Plan.

DR. DAVID P. GARDNER, 61, has been a Director of the Company since 1976. He retired as President of the University of California in 1992, and is presently President of the William and Flora Hewlett Foundation and Chairman and Chief Executive Officer of the George S. and Delores Dore Eccles Foundation. Dr. Gardner is also a Director of Fluor Corporation (construction) and of John Alden Financial Corporation. At year end 1994, Dr. Gardner beneficially owned 3,350 shares of the Company's Common Stock, which number includes 1,562 shares held in a trust established by his deceased spouse as to which Dr. Gardner acts as trustee.(1)(3)

ROBERT H. GARFF, 50, was elected as a Director of the Company on October 31, 1994. He is Vice President and General Manager of Garff Enterprises, Inc. (management of Garff family ownership of a number of automobile sale and related enterprises). At year end 1994, Mr. Garff beneficially owned 675 shares of the Company's Common Stock. Mr. Garff is the son of Kendall Garff, an Honorary Director of the Corporation.

#U. EDWIN GARRISON, 67, has been a Director of the Company since 1989. Mr. Garrison is Chairman and a Director of Thiokol Corporation (space propulsion and other modern technologies). Mr. Garrison is also a Director of Questar Corporation (integrated oil and gas company). At year end 1994, he beneficially owned 3,926 shares of the Company's Common Stock.

DAVID B. HAIGHT, 88, has been a Director of the Company since 1983. He is a member of the Quorum of the Twelve of The Church of Jesus Christ of Latter-day Saints, and is a Director of Bonneville International Corporation (broadcasting) and Huntsman Chemical Corporation (plastics). Elder Haight at year end 1994, beneficially owned 1,500 shares of the Company's Common Stock.(4) He is the father of Karen H. Huntsman, who also is a Director of the Company.

JAY DEE HARRIS, 77, has been a Director of the Company since 1975. He is the President and a Director of Harris Truck and Equipment, Inc. At year end, Mr. Harris beneficially owned 1,125 shares of the Company's Common Stock.

*+ROBERT T. HEINER, 70, has been a Director of the Company since 1981. He is the retired President and Chief Administrative Officer of the Company. Mr. Heiner is a Director of Browning, Inc. (firearms and sporting goods), and Management Training Corporation (operator of training centers). At year end 1994, Mr. Heiner was the beneficial owner of 25,000 shares of the Company's Common Stock.

KAREN H. HUNTSMAN, 57, was elected a Director of the Company by the Board of Directors on October 26, 1992. Since 1982 she has been a Director and Executive Officer of Huntsman Chemical Corporation. At year end 1994, Mrs. Huntsman beneficially owned 5,000 shares of the Company's Common Stock. Mrs. Huntsman is the daughter of Elder David B. Haight, also a Director of the Company.

#G. FRANK JOKLIK, 67, has been a Director of the Company since 1981. Mr. Joklik retired as President and Chief Executive Officer of Kennecott Corporation (mining). He is now a private consultant in the natural resources area, and a director of Cleveland Cliffs, Inc., a company engaged in mining and related businesses. At year end 1994, Mr. Joklik beneficially owned no shares of the Company's Common Stock.

B.Z. KASTLER, 74, has been a Director of the Company since 1979. Mr. Kastler is the retired Chairman, Chief Executive Officer and Director of Questar Corporation (integrated oil and gas company). He is a Director of Bonneville International Corporation (broadcasting). At year end 1994, Mr. Kastler beneficially owned 2,700 shares of the Company's Common Stock.

JOSEPH G. MALOOF, 39, was elected a Director of the Company by the Board in 1994 following the merger of First National Financial Corporation ("FNFC") with and into the Company. Mr. Maloof was a Director of FNFC for a number of years prior to the merger. He is President and Chief Executive Officer of the Maloof Companies of Albuquerque, New Mexico (diversified operating investments in liquor distributing, hotels and gaming). At year end 1994, Mr. Maloof beneficially owned 499,964 shares of the Company's Common Stock.

*+SCOTT S. PARKER, 60, has been a Director of the Company since 1985. He is President of Intermountain Health Care, Inc. (integrated health care provider). At year end 1994, Mr. Parker beneficially owned 1,124 shares of the Company's Common Stock.

#DR. ARTHUR K. SMITH, 57, has been a Director of the Company since 1992. He assumed the presidency of the University of Utah in September, 1991. Formerly, Dr. Smith was a senior administrator at the University of South Carolina. He is a Director of American Stores Company (retail grocery and drug stores). At year end 1994, Dr. Smith was the beneficial owner of 400 shares of the Company's Common Stock.

JAMES L. SORENSON, 72, has been a Director of the Company since 1980. He is Chairman and Chief Executive Officer of Sorenson Development, Inc. (holding
company and investments).   At year end 1994, Mr. Sorenson beneficially owned no
shares of the Company's Common Stock.

HAROLD J. STEELE, 81, has been a Director of the Company since 1959. He is a retired President of First Security Bank of Utah, and is also a Director of Anderson Lumber Company. Mr. Steele is married to a cousin of Spencer F. Eccles. At year end 1994, Mr. Steele beneficially owned 109,583 shares of the Company's Common Stock.(5)


     (1)A daughter of Dr. Gardner is married to a son of Mr. Dee.

     (2)Includes 897,193.2 shares of Common Stock as to which Mr. Eccles has power of attorney or is trustee for living and/or deceased family members and has shared voting and investment powers; but does not include 60,750 shares of the Company's Common Stock owned by the Marriner S. Eccles Charitable Trust, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership, does not include 166,883 shares of the Company's Common Stock owned by the Emma Eccles Jones Foundation, as to which Mr. Eccles serves as a Trustee and disclaims beneficial ownership, and does not include 148,000 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership.

     (3)Does not include 1,044,092 shares of the Company's Common Stock held of record by the George S. and Dolores Dore Eccles Foundation as to which Messrs. Eccles and Gardner serve as Directors and disclaim beneficial ownership.

     (4)Does not include the 919,352 shares of the Company's Common Stock owned by the Corporation of the President of the Church of Jesus Christ of Latter-Day Saints, as to which Elder Haight disclaims beneficial ownership.

     (5)Includes 96,097 shares of Common Stock owned by Mr. Steele's spouse for which Mr. Steele has voting power, but does not include 60,750 shares of Common Stock of the Company held of record by the Marriner S. Eccles Charitable Trust, of which Mr. Steele is a Director, and as to which shares Mr. Steele disclaims beneficial ownership.

ITEM NO. 2:  PROPOSED APPROVAL OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN.

     On December 20, 1994, the Executive Committee of the Board of Directors approved the 1994 First Security Employee Stock Purchase Plan ("the 1994 Plan"). The Shareholders are being asked to approve the 1994 Plan to fulfill requirements of the NASDAQ National Market System listing of the Company's common stock relating to plans under which shares may be issued to Executive Officers of the Company.

     The following summary of the 1994 Plan is qualified in its entirety by reference to the full text of the 1994 Plan, a copy of which may be obtained by a Shareholder upon written request directed to Mr. K. Tad Jeppesen at 801-246-1840.

     The purpose of the 1994 Plan is to increase the stock ownership in the Company by the employees of the Company's operating subsidiaries, including Executive Officers, thus aligning the interests of the employees more closely to the interests of the Shareholders as a group. The purpose and operation of the 1994 Plan are substantially similar to the 1983 Employee Stock Purchase Plan and to the 1976 Employee Stock Purchase Plan of the Company. All of the shares authorized for these earlier plans have been purchased by eligible employees, and a new plan with new authorized and reserved shares of Company common stock is needed.

     The 1994 Plan provides for 1,000,000 shares of the Company's common stock to be reserved for sale to employees pursuant to offers made under the 1994 Plan. Since the 1983 Employee Stock Purchase Plan was approved by the Shareholders, and through the Record Date, a total of 698,448 shares of Company common stock (adjusted for intervening splits) have been sold to employees of the Company's operating subsidiaries, including to Executive Officers of the Company.

     Pursuant to the 1994 Plan, from time to time, in the discretion of the 1994 Plan Committee (which is comprised of the non-employee Directors of the Company who sit on the Executive Committee), an opportunity may be offered generally to all eligible (substantially all fulltime) employees of the Company's operating subsidiaries to purchase up to a specified number of shares of the Company common stock at 100% of the market price for such shares determined at the start of the opportunity. Within a short specified window of time, eligible employees must decide if and for how many shares they will accept the opportunity. Shares may be purchased for the full purchase price in cash (number of shares X established market price), or the Company will finance the eligible employee's purchase of shares over 120 pay periods through payroll deduction. Interest payments, for those eligible employees who finance their purchase of shares under the 1994 Plan, are timed to generally coincide with the quarterly dividend payment, so that dividends on the purchased shares can pay most, if not all, of the interest due. The interest rate on amounts "borrowed" from the Company under the 1994 Plan will always been the lowest amount allowed under applicable IRS regulations.

     Shares purchased under the 1994 Plan are always fully vested in the purchasing employee. The employee will have all incidents of ownership of shares of the Company's common stock, including the ability to vote these shares and to receive dividends and stock splits as and when declared. Shares are held by the Company as collateral for any financed purchase until the purchase price is fully paid, at which time the shares are delivered to the purchasing employee. In the event of death, retirement or other terminations of employment, shares purchased under the 1994 Plan which are fully paid for remain the property of the employee or his estate, while shares being purchased under financing arrangements will be paid for in full or forfeited after a reasonable time period.

     The 1994 Plan is not intended to be qualified under Rule 16b-3 of the Securities and Exchange Commission, and hence Executive Officers purchasing shares under the 1994 Plan must understand that this purchase will be matched with any sale within 6 months to reach a rebate to the Company required by
Section 16(b) of the Securities Exchange Act. Further, the 1994 Plan is not intended to qualify under Section 423 of the Internal Revenue Code, and many provisions of the 1994 Plan and its administration do not comply with Section
423. Therefore no special tax treatment is obtained for purchases of shares under the 1994 Plan.

     6,114 employees of the Company's operating subsidiaries were eligible to participate in the offering of shares under the 1994 Plan which was made in December 1994. Of this number, 1,123 eligible employees purchased a total of 221,738 shares at the market price at the time of the offering of $22.00 per share.

     NEW PLAN BENEFITS TABLE

     The 1994 Plan is open to Executive Officers of the Company on the same basis as all other eligible employees. Table 9 summarizes the shares purchased under the 1994 Plan to date by the five (5) Executive Officers named in Table 3, the price differential, if any, between the price paid under the 1994 Plan and the last sale price on the actual date of purchase, as well as the projected benefit to each of named Executive Officers who chose to finance their purchase of shares under the 1994 Plan as a result of the favorable interest rate used by the Company over the term of the financing compared to the interest payments over the same projected term using the Prime Rate as it was on December 31, 1994. This same information is also given for all Executive Officers and all participants under the 1994 Plan as groups. Because the offering of shares under the 1994 Plan is at the discretion of the Plan Committee, and may not happen every year or at all in the future, future benefits to Executive Officers under the 1994 Plan are not readily or accurately discernable.

                                     TABLE 9

- -------------------------------------------------------------------------------
NAME                                      Dollar    Interest Rate        Shares
                                         Value (1)  Benefit(2)     Purchased(3)
- -------------------------------------------------------------------------------
Spencer F. Eccles                        $6,022.00     $ 6,498.30        12,044
- -------------------------------------------------------------------------------
Morgan J. Evans                             500.00         539.53         1,000
- -------------------------------------------------------------------------------
L. Scott Nelson                               0.00           0.00             0
- -------------------------------------------------------------------------------
J. Patrick McMurray                       1,250.00       1,348.88         2,500
- -------------------------------------------------------------------------------
T. Eugene King                                0.00           0.00             0
- -------------------------------------------------------------------------------
All Executive Officers (as a group)
(15 persons)                            $ 8,934.00     $ 9,641.64        17,768
- -------------------------------------------------------------------------------
All Employees who are not
Executive Officers (as a group)
(1,103 persons)                         $90,062.00     $97,644.94       188,426
- -------------------------------------------------------------------------------

     (1) The difference, if any between the per share value of the Company's Common Stock on the actual date of purchase and the price paid for the shares as offered under the 1994 Plan.
     (2) The projected difference between the total interest cost over the term of the Company-provided financing compared to the total interest cost over the same term using the prime rate as it was quoted on December 31, 1994 as the applicable interest rate throughout the period.
     (3)  The total number of shares purchased through the 1994 Plan.

                                       -24

     FEDERAL INCOME TAX CONSEQUENCES

     There is no taxable event to either the Company or the purchasing employee at the time of purchase of shares under the 1994 Plan. When the shares purchased under the 1994 Plan are sold, the gain, if any, realized over the amount paid for the shares will be taxable income to the employee. To the extent the shares have been held for the applicable period, the gain will be long term capital gain. To the extent the shares have not been held for the required period, the gain will be short term capital gain.

     The interest paid by employees financing their purchase of shares under the 1994 Plan through the Company, or otherwise, should be deductible to the extent of the investment income of the employee, under current tax laws. The receipt of interest will be ordinary income to the Company.


     CERTAIN INTERESTS OF DIRECTORS

     In considering the recommendation of the Board of Directors with respect to the 1994 Plan, Shareholders should be aware that the employee members of the Board of Directors are eligible to participate in the 1994 Plan which presents these Directors with a conflict of interest in connection with this proposal.
As discussed above, all eligible employees, including all current directors who are employees of the Company (Messrs. Eccles and Evans) are eligible to participate in the 1994 Plan. The Board of Directors recognizes that adoption of the 1994 Plan may benefit such individual Directors of the Company and their successors, but it believes that approval of the 1994 Plan will strengthen the Company's ability to continue to attract, motivate and retain qualified employees and officers. Furthermore, the Board of Directors believes that approval of the 1994 Plan will advance the interest of the Company and its Shareholders by encouraging employees to make significant contributions to the long-term success of the Company. The Board of Directors believes that the 1994 plan is in the best interests of the Company and its Shareholders, and therefore, unanimously recommends a vote FOR the proposal to approve the 1994 Plan. In considering the foregoing recommendation of the Board of Directors, Shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 5.6% of the shares of the Company's issued and outstanding Common Stock, including 617,057 option shares exercisable within 60 days of the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE 1994 EMPLOYEE STOCK PURCHASE PLAN.


ITEM NO. 3:  PROPOSED APPROVAL OF THE 1995 NON-EMPLOYEE DIRECTOR
STOCK OPTION PLAN.

     On January 23, 1995, the Board of Directors adopted the 1995 First Security Non-Employee Director Stock Option Plan ("the Director Plan") effective May 1, 1995, subject to obtaining Shareholder approval of the Director Plan within one year. The Company is seeking shareholder approval of the Director Plan for purposes of meeting certain statutory guidelines that would increase the flexibility of, and the benefits to the Company's Eligible Directors (as defined below) associated with, the Director Plan. Particularly, shareholder approval of the Director Plan would allow the Company to issue stock options to Eligible Directors of the Company who are subject to the reporting requirements of
Section 16(a) of the Securities and Exchange Act in compliance with the provisions of Rule 16b-3 promulgated under the Act.

     SUMMARY OF THE DIRECTOR PLAN

     The following summary of the Plan is qualified in its entirety by reference to the full text of the Director Plan, a copy of which may be obtained by shareholders upon request directed to K. Tad Jeppesen, 801-246-1840.

     The purpose of the Director Plan is to promote the success of the Company by attracting and retaining non-employee Directors by supplementing their cash compensation and providing a means for such non-employee Directors to increase their holdings of the Company's common stock in order to better align the Director's viewpoint with that of the Shareholders, generally. The Director Plan provides for the award of options to acquire shares of the Company's common stock ("Director Options") to persons who are members of the Board of Directors of the Company and who are not employees of the Company or any of its subsidiaries ("Eligible Directors"). There are currently eighteen (18) non-employee Directors eligible to participate in the Director Plan. 500,000 shares of Company common stock, subject to adjustment in accordance with the provisions of the Director Plan, have been reserved for issuance under the Director Plan. The Director Plan is administered by the Executive Committee of the Board of Directors of the Company.

     All awards granted under the Director Plan will be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Director Options granted under the Director Plan will be nonqualified stock options under income tax laws.


     Awards under the Director Plan will be made as follows:

          Each person who is elected as a Non-Employee Director at the 1995 Annual Shareholders Meeting shall be granted, as of May 1, 1995, an Option to purchase 3,000 shares of Company common stock. On May 1 immediately following the date as of which a new Non-Employee Director is first elected to the Board of Directors, such new Non-Employee Director shall be granted an Option to purchase a number of shares of Company common stock which corresponds to the remaining vesting period for any pre-existing Director Options.

          Each Eligible Director who has been granted a Director Option who remains as a Non-Employee Director through the vesting period of that Director Option automatically shall be granted another Director Option to purchase an additional 3,000 shares of Company common stock.

          Each Director Option shall vest 33 1/3% (1,000 shares) per year over a vesting term of three (3) years from the date of grant, such vesting to become effective as of the anniversary date of the grant of the Option; PROVIDED that persons who are first elected as a Non-Employee Director after the beginning of a three (3) year vesting period for Director Options granted to pre-existing Non-Employee Directors shall receive a Director Option for fewer shares and with a shortened vesting schedule to coincide with the operation of the then pending three (3) year vesting period applicable to the pre-existing Non-Employee Directors' Director Options. FOR EXAMPLE, ASSUME THAT A FULL DIRECTOR OPTION FOR 3,000 SHARES WAS GRANTED TO THE EXISTING NON-EMPLOYEE DIRECTORS ON MAY 1 OF YEAR 1, AND THAT A NEW NON-EMPLOYEE DIRECTOR IS ELECTED TWO MONTHS LATER IN YEAR 1. THE NEW NON-EMPLOYEE DIRECTOR AUTOMATICALLY WILL BE GRANTED AN OPTION FOR 2,000 SHARES (3,000 SHARES LESS 33 1/3%) AS OF MAY 1 IN YEAR 2, WHICH WILL VEST 50% ON MAY 1 IN YEAR 3 (1,000 SHARES) AND YEAR 4 (1,000 SHARES). FOR ANOTHER EXAMPLE, ASSUME THAT AN OPTION FOR 3,000 SHARES WAS GRANTED TO THE EXISTING NON-EMPLOYEE DIRECTORS AS OF MAY 1 OF YEAR 1, AND

     THAT A NEW NON-EMPLOYEE DIRECTOR IS ELECTED AS OF JULY 1 OF YEAR 2. THE NEW NON-EMPLOYEE DIRECTOR AUTOMATICALLY WILL BE GRANTED AN OPTION FOR 1,000 SHARES (3,000 SHARES LESS 66 2/3%) AS OF MAY 1 IN YEAR 3, WHICH OPTION WILL VEST 100% ON MAY 1 OF YEAR 4.

     The term of each Director Option shall be ten years from the date such Director Option is granted (the "Grant Date"), subject to earlier termination as described below. Director Options will be exercisable according to their vesting schedule, as described above.

     Director Options become immediately exercisable in full for their full term upon (i) the death or disability of the Eligible Director, or (ii) the liquidation, dissolution, merger, consolidation or reorganization of the Company. Upon an Eligible Director's retirement from the Board of Directors or an unsuccessful attempt by an Eligible Director to win re-election to the Board, the Director Options then held will be honored strictly according to their terms.

     Director Options are not transferable other than by will or the laws of descent and distribution, and may be exercised during an Eligible Director's lifetime only by the Eligible Director.

     The exercise price per share of a Director Option will be equal to the fair market value per share of Common Stock on the date immediately preceding the Grant Date. For purposes of the Director Plan, the fair market value per share of Common Stock on any date is equal to the Last Sale price per share of the Company's common stock as reported on the NASDAQ National Market System on the date immediately preceding such date or, in the event such immediately preceding date is not a day on which the NASDAQ National Market System is operating, the next previous date on which the NASDAQ National Market System was operating.

     Subject to certain limitations, the Director Plan may be amended by the Board of Directors from time to time; PROVIDED, however, that in no event may the Director Plan be amended more than once every six (6) months and provided further that if an amendment would (i) materially increase the number of Shares that may be issued under the Plan; (ii) materially modify the requirements as to eligibility for participation; (iii) otherwise materially increase the benefits accruing to participants under the Director Plan; (iv) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the Director Plan; or
(v) violate the rules or regulations of the NASDAQ National Market System, such amendment shall require approval of the Company's shareholders.

The closing price per share of the Company's Common Stock on March 6, 1995, as reported by the NASDAQ National Market System, was $25.00.


     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal federal income tax consequences generally applicable to awards of Director Options under the Director Plan. Director Options granted to Eligible Directors will be treated as nonqualified stock options for federal income tax purposes, and the grant of a Director Option is not expected to result in any taxable income for the recipient. Upon exercising a Director Option, the optionee generally will be required to recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price paid by the recipient, and the Company will be entitled at that time to a tax deduction for the same amount. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of a Director Option will depend on whether the shares were held as a capital asset and how long the shares were held. Generally, there will be no tax consequence to the company in connection with the disposition of shares acquired under a Director Option.


     CERTAIN INTERESTS OF DIRECTORS

     In considering the recommendation of the Board of Directors with respect to the Directors Plan, Shareholders should be aware that the non-employee members of the Board of Directors would participate in the Directors Plan which presents these Directors with a conflict of interest in connection with this proposal.
As discussed above, all non-employee Directors will receive automatic grants of stock options every three years, including all current non-employee Directors. The Board of Directors recognizes that adoption of the Directors Plan may benefit such individual Directors of the Company and their successors, but it believes that approval of the Directors Plan will strengthen the Company's ability to continue to attract, motivate and retain qualified outside Directors. Furthermore, the Board of Directors believes that approval of the Directors Plan will advance the interest of the Company and its Shareholders by providing non-employee Directors with a greater stake in the long-term success of the Company. The Board of Directors believes that the Directors Plan is in the best interests of the Company and its Shareholders, and therefore, unanimously recommends a vote FOR the proposal to approve the Directors Plan. In considering the foregoing recommendation of the Board of Directors, Shareholders should be aware that the current non-employee members of the Board of Directors own, in the aggregate, approximately 5.6% of the shares of the Company's issued and outstanding Common Stock, including no option shares exercisable within 60 days of the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.



ITEM NO. 4: PROPOSED APPROVAL OF THE AMENDMENTS TO THE INCENTIVE SAVINGS PLAN, INCLUDING THE CREATION OF AN EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP").

     SUMMARY OF THE CURRENT PLAN

     The First Security Incentive Savings Plan ("the Savings Plan") was implemented on January 1, 1985, with the approval of the Shareholders obtained at the 1985 Annual Shareholders Meeting, to replace some prior profit sharing plans and to provide improved incentives to employee savings and investment.
The Savings Plan is commonly known as a "401(k) Plan", referring to the section of the Internal Revenue Code that allows for pre-tax employee contributions to a plan and deferred taxation on any earnings within the plan. The Savings Plan allows substantially all employees of the Company's operating subsidiaries, including the Company's Executive Officers, to contribute a portion of their compensation to their Savings Plan accounts on a pre-tax basis, thus reducing the employees' taxable income. Moreover, since 1985, the Company has matched employee contributions by making Company contributions into the employees' Savings Plan accounts. The Company has contributed $1.00 for every $2.00 contributed by an employee, up to a maximum of 3% of an employee's compensation. Between January 1, 1985 and December 31, 1994, the Company's employees have contributed an aggregate total of $24,918,553.89 into their Savings Plan accounts, and the Company has matched that with an aggregate total of $12,908,453.93 contributed to the employees' Savings Plan accounts.

     Employees are always 100% vested in their own contributions to the Savings Plan, and become vested over time in the Company contributions. Federal tax rules provide penalties and prohibitions on an employee's early withdrawal of Savings Plan account balances before retirement, disability or death.

     Employee contributions may be directed by the employee into one of four investment funds within the Savings Plan: the Diversified Fund, the First Security Stock Fund, the Income Fund (short and medium-term debt instruments) and the Growth Fund (a group of common stocks). Employees may also redirect their investments in their Savings Plan accounts as permitted by the Savings Plan Committee. Contributions from the Company have been invested 75% in a diversified fund managed by First Security Investment Management, Inc., and 25% into the "First Security Stock Fund", which is always fully invested in shares of the Company's common stock.

     As of December 31, 1994, the total investments in the four investment funds available under the Savings Plan aggregated as follows:

          FUND               EMPLOYEE CONTRIBUTIONS    COMPANY CONTRIBUTIONS
          ----               ----------------------    ---------------------
     Diversified Fund *         $12,769,826.08            $9,570,349.30

      Growth Fund *               6,344,719.66                 2,079.16

       Income Fund                4,801,001.64               185,758.88

  First Security Stock Fund       5,959,084.93             3,188,748.33

     *As of December 29, 1994, these First Security-managed funds were invested in the Achievement Balanced Fund and the Achievement Equity Fund, respectively. Management of these funds remains the same, with First Security Investment Management, Inc. acting as investment manager of these two Achievement Funds.


     First Security Bank of Utah, N.A., a subsidiary of the Company, acts as trustee under the Savings Plan, and actually holds all of the investments and contributions made under the Plan for the benefit of the participating employees.

     As of December 31, 1994, there were 3,634 employees participating in the Savings Plan, out of a possible 5,268 Company employees who are eligible to participate.


     PROPOSED AMENDMENTS TO THE SAVINGS PLAN

     The complete text of the amended and restated Savings Plan being presented to the Shareholders for approval at the 1995 Annual Shareholders Meeting is available by request of any Shareholder directed to K. Tad Jeppesen at 801-246-1840. There are three (3) material changes to the Savings Plan being submitted for Shareholder approval: (a) providing the Corporation, with the agreement of the Trustee, with authority to add to the number and types of investment options available to employees under the Savings Plan; (b) the formation of an Employee Stock Ownership Plan ("ESOP") within the Savings Plan; and (c) changing the direction of Company contributions so that 50% of Company contributions to the Savings Plan go into the new ESOP, with 50% of Company contributions to the Savings Plan to be invested in accordance with the direction of participating employee.

          -MORE INVESTMENT CHOICES

     In an effort to expand the investment choices available to employees participating in the Savings Plan, including Executive Officers of the Company, and particularly to offer employees the choice of one or more investment managers, it is proposed that the Savings Plan be amended to allow investment of employee contributions in Savings Plan accounts in a wider variety of investment funds, including one or more investment funds managed by third-party investment managers not affiliated with the Company. This concept expands on the previous choices which were all managed by an affiliate of the Company. The Company, with the agreement of the Trustee, now will have the discretion to add or delete investment options from the list of available investment funds under the Savings Plan, as proposed.

          -REALLOCATION OF THE COMPANY CONTRIBUTIONS

     In order to more fully take advantage of the benefits of the proposed ESOP (see below), and to increase the ownership of the employees, and their proprietary interest, in the Company, it is proposed that the portion of the Company's contributions into the Savings Plan going into the Company's common stock be increased from 25% to 50% of the Company contributions. This higher 50% amount will be deposited into the ESOP for the benefit of the participating employees. The remaining 50% of Company contributions will be invested as directed by the participating employees. Participating employees will not have ownership of the Company contributions made for their benefit until the passing of the required vesting periods, even though the participating employees will now be able to direct the investment of 50% of the Company's contributions to the Savings Plan.

     As an adjunct to this amendment directing more Company contributions into Company common stock within the Savings Plan, it is also proposed that employees be given investment discretion over all Company contributions invested otherwise than in the ESOP or the First Security Stock Fund. Historically, employees had no investment discretion over Company contributions, even when deposited into funds other than the First Security Stock Fund.

          -CREATING AN ESOP

     By creating an ESOP within the Savings Plan, the Company can provide a more efficient vehicle for employee investment in the Company's common stock which gives common stock voting rights and dividends to the participating employees. The ESOP also provides tax benefits to the Company in connection with contributions it makes to the ESOP. ESOP's are governed by provisions of the Internal Revenue Code different than for the Savings Plan generally.

     The ESOP will be formed by transferring all of the historical aggregate Company contributions that have been made to the Savings Plan, and that are now held in the First Security Stock Fund within the Savings Plan, together with accumulated earnings, and all amounts previously invested in Company common stock under prior plans, into the new ESOP accounts. Each participating employee will have a separate ESOP account just as he or she will continue to have a separate Savings Plan account. Going forward, 50% of the Company's contributions into the Savings Plan each year will be deposited into the ESOP, rather than into the First Security Stock Fund.

     All employee contributions that have been, or in the future may be, directed into the First Security Stock Fund, will remain there and will not become part of the ESOP. Thus a participating employee who so chooses may have investments in two separate accounts within the Savings Plan that are both invested in shares of the Company's common stock: the employee's ESOP account, which will always be fully invested in Company common stock, and the employee's regular Savings Plan account, which may be invested in the First Security Stock Fund under the Savings Plan.

     The Company may, in any plan year, make contributions to the ESOP in either shares of its common stock or cash. From time to time, the ESOP may purchase outstanding shares of the Company's common stock in the market or from the treasury shares of the Company, to the extent of cash held in the ESOP.

     Forfeitures of shares in the ESOP by employees who fail to meet the vesting requirements as to Company contributions under the Savings Plan are reallocated in the same manner as under the Savings Plan generally. Generally, a participating employee will have no investment power or discretion over his ESOP account. However, a participant who has attained the age of 55 and completed ten years of participation in the ESOP may direct that a portion of his ESOP account be diversified into other investments preparatory to retirement. Such diversification is governed by specific rules in the Savings Plan and under applicable federal laws.

     Shares of Company Common Stock held by the ESOP will be voted as directed by the participating employees according to their shares of the ESOP's share holdings. Dividends on shares held by the ESOP will be distributed to the participating employees either directly or through the payroll system. In the discretion of the Plan Committee, the Company may allow additional deferral contributions to be made to the Savings Plan by participating employees in amounts equal to dividends received from the ESOP. For highly compensated employees, like Executive Officers, there may not be an ability to defer additional income into the Savings Plan to compensate for this receipt of dividends from the ESOP.


BENEFITS TO EXECUTIVE OFFICERS

     Table 10, below shows the dollar amount of Company contributions made since 1985 for the Savings Plan accounts of the five Executive Officers named in Table 3, and for the Savings Plan accounts of all Executive officers as a group.


                                    TABLE 10

- -------------------------------------------------------------------------------
NAME                                                                    Company
                                                                  Contributions
                                                                      1985-1994
- -------------------------------------------------------------------------------
Spencer F. Eccles                                                    $51,866.12
- -------------------------------------------------------------------------------
Morgan J. Evans                                                       39,014.05
- -------------------------------------------------------------------------------
L. Scott Nelson                                                       37,175.97
- -------------------------------------------------------------------------------
J. Patrick McMurray                                                   34,200.07
- -------------------------------------------------------------------------------
T. Eugene King                                                        37,272.43
- -------------------------------------------------------------------------------
All Executive Officers (as a group; 15 persons)                     $361,391.61
- -------------------------------------------------------------------------------
All Employees who are not Executive Officers (as a group)        $12,585,544.06
- -------------------------------------------------------------------------------

FEDERAL INCOME TAX CONSEQUENCES

     The Company obtains a tax deduction for amounts contributed to the ESOP, as well as amounts contributed to the Savings Plan generally. Employees are not taxed on the amount of their own contributions or on Company contributions until the amounts are withdrawn from their Savings Plan and ESOP accounts. As and when distributions are taken by participating employees from their Savings Plan or ESOP accounts, income tax may become due and payable, depending on a variety of factors specific to the employee. No general rules can accurately be stated that would describe all or even substantially all participating employees' tax situations with respect to the Savings Plan. Moreover, tax laws may change significantly with respect to the taxation of Savings Plan accounts during the time that an employee is participating in the Savings Plan.


CERTAIN INTERESTS OF DIRECTORS

     In considering the recommendation of the Board of Directors with respect to the ESOP, Shareholders should be aware that the employee members of the Board of Directors are eligible to participate in the ESOP which presents these Directors with a conflict of interest in connection with this proposal. As discussed above, all eligible employees, including all current directors who are employees of the Company (Messrs. Eccles and Evans) are eligible to participate in the ESOP. The Board of Directors recognizes that adoption of the ESOP may benefit such individual Directors of the Company and their successors, but it believes that approval of the ESOP will strengthen the Company's ability to continue to attract, motivate and retain qualified employees and officers. Furthermore, the Board of Directors believes that approval of the ESOP will advance the interest of the Company and its Shareholders by encouraging employees to make significant contributions to the long-term success of the Company. The Board of Directors believes that the ESOP is in the best interests of the Company and its Shareholders, and therefore, unanimously recommends a vote FOR the proposal to approve the ESOP. In considering the foregoing recommendation of the Board of Directors, Shareholders should be aware that the current members of the Board of Directors own, in the aggregate, approximately 5.6% of the shares of the Company's issued and outstanding Common Stock, including 617,057 option shares exercisable within 60 days of the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE APPROVAL OF THE AMENDMENTS TO THE INCENTIVE SAVINGS PLAN, INCLUDING THE CREATION OF THE ESOP.


                                 OTHER BUSINESS

     Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

     The Company's Annual Report to Shareholders is being sent to you together with this Proxy Statement. This report includes the Company's financial statements and the schedules thereto. Any questions regarding the Annual Report, including a request for the copy that may not have arrived with this Proxy Statement, may be directed to Scott C. Ulbrich, Executive Vice President and Chief Financial Officer, P.O. Box 30006, Salt Lake City, Utah 84130.

           DEADLINE FOR SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     If any Shareholder wishes to present a proposal for action at the 1996 ANNUAL MEETING of the Shareholders, the Shareholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to the Company. Any proposal must be submitted in writing by Certified Mail -- Return Receipt Requested, to First Security Corporation, Attention: Secretary of the Company, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1995.

FIRST SECURITY CORPORATION
79 SOUTH MAIN STREET
SALT LAKE CITY, UTAH 84111

PROXY DESIGNATION
AND INSTRUCTION CARD

THIS PROXY DESIGNATION AND INSTRUCTION IS SOLICITED BY YOUR BOARD OF DIRECTORS

    The undersigned shareholder of First Security Corporation hereby appoints SPENCER F. ECCLES, MORGAN J. EVANS and ALONZO W. WATSON,JR., or any one or more of them severally or jointly with full power of substitution, the attorneys and agents of the undersigned to vote as proxy with respect to all shares registered in the name of the undersigned, or which the undersigned would be entitled to vote, at the Annual Meeting of the Shareholders of First Security Corporation to be held at the Utah Power & Light Company Auditorium, 40 East First South, Salt Lake City, Salt Lake County, Utah, on Monday the 24th day of April, 1995 at 3:00 p.m. and at all adjournments thereof, provided however, that such vote shall be specified below on the proposals more fully set forth in the First Security Corporation Proxy Statement.

FOR ALL Nominees listed below (except as marked to the contrary below)


WITHOLD AUTHORITY TO VOTE for all nominees listed below

1. ELECTION OF DIRECTORS

IMPORTANT INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

James C. Beardall     Robert H. Garff         G. Frank Joklik
Rodney H. Brady       U. Edwin Garrison       B. Z. Kastler
James. E. Bruce       David B. Haight         Joseph G. Maloof
Thomas D. Dee II      Jay Dee Harris          Scott S. Parker
Spencer F. Eccles     Robert T. Heiner        Dr. Arthur K. Smith
Morgan J. Evans       Karen H. Huntsman       James L. Sorenson
Dr. David P. Gardner                          Harold J. Steele

               FOR                   AGAINST

2.TO APPROVE THE 1994 EMPLOYEE STOCK PURCHASE PLAN

               FOR                   AGAINST

3. TO APPROVE THE 1995 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN.

               FOR                   AGAINST

4.   TO APPROVE THE AMENDMENTS TO THE INCENTIVE SAVINGS PLAN.

               FOR                   AGAINST


      (continued and to be SIGNED on the other side)

THE SHARES INDICATED ON THIS PROXY INSTRUCTION CARD, WHEN THIS CARD IS PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON THE PROXY CARD, THESE SHARES WILL BE VOTED FOR ALL OF THE LISTED NOMINEES FOR DIRECTORS AND FOR ALL PROPOSALS.

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of the Proxy Statement and the 1994 Annual Report, and executes this Proxy Instruction card.



Dated                           , 1995
     --------------------------

     --------------------------
Signature of Shareholder


     --------------------------
Signature of Shareholder

NOTE:   (a) Proxy instruction cards for shares registered in the names of joint tenants must be signed by each of the joint owners or by the survivor of them as such.
        (b) When signing as attorney, executor, administrator or guardian, please give your full title as such.
        (c) Proxy instruction cards for shares registered in the names of trustees must be signed by all trustees or by one trustee as co-trustee for self and other trustees.